Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2015, relating to our audit of the financial statements and financial highlights, which appear in the October 31, 2015 Annual Report to Shareholders of LJM Preservation and Growth Fund, a series of the Two Roads Shared Trust, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

February 26, 2016